SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 27, 2012

MISSION COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

3380 S Higuera Street, San Luis Obispo, CA 93401
(Address of principal executive offices)
(Zip code)

(805) 782-5000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)  On November 27, 2012 the Board of Directors of Mission Community Bancorp (the "Company") appointed Tom Tolda to  serve as its Executive Vice President and Chief Financial Officer, as well as the Executive Vice President and Chief Financial Officer of Mission Community Bank, the Company's wholly-owned banking subsidiary, effective December 3, 2012.

Mr. Tolda, 57, served as the Executive Vice President and Chief Financial Officer of Heritage Oaks Bancorp, Paso Robles, California, from November 2010 until accepting the position with the Company.  Previously, from April 2008 to February 2010 Mr. Tolda served as the Executive Vice President and Chief Financial Officer of East West Bancorp, Los Angeles, California.  From 1999 until  March 2008 Mr. Tolda served as the Executive Vice President and Chief Financial Officer of the Consumer Credit Group of Wells Fargo & Co., San Francisco, California.  Previously, from 1984 to 1998 Mr. Tolda held various positions at Citigroup in: New York, New York; Naples, Italy; Rio de Janeiro, Brazil; San Francisco, California and Chicago, Illinois, last serving as the Vice President and Chief Financial Officer of Citibank Federal Saving Bank, Chicago, Illinois, from 1996 to 1998.

It is anticipated that the Company and Mr. Tolda will enter into an Employment Agreement stating the terms of his employment in the near future.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2012		MISSION COMMUNITY BANCORP

	By:	/s/ James W. Lokey
James W. Lokey, Chief Executive Officer